Exhibit 10.3

TIDEWATER INC.

INDIVIDUAL PERFORMANCE EXECUTIVE OFFICER

ANNUAL INCENTIVE PLAN

FOR FISCAL YEAR 2016

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Individual Performance Executive Officer Annual Incentive Plan (the “Plan”) is to reward Tidewater Inc.’s (the “Company”) executive officers for their individual performance. The Plan links a significant element of potential variable annual compensation to the accomplishment of individual goals established for each participant.

The Compensation Committee of the Board of Directors (the “Committee”) established the Plan to provide a mechanism to add an individual performance-based annual incentive award to the compensation of executive officers who participate in Tidewater Inc.’s (the “Company”) Company Performance Executive Officer Annual Incentive Plan (the “Company Performance Plan”). The Company Performance Plan is formula-based and designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

II.	ADMINISTRATION

The Plan shall be administered by the Committee, except that the Chief Executive Officer shall have certain administrative powers as provided herein. The authority of the Committee shall include, in particular, authority to:

A.	designate participants and target award percentages;

B.	after considering recommendations from the Chief Executive Officer, establish individual performance goals and objectives;

C.	determine the individual performance multiple of between 0 and 2 times the target award percentage;

D.	consider the achievement of the individual performance goals and objectives and other performance factors for the Chief Executive Officer and the amount of any payment hereunder; and

E.	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan.

The Chief Executive Officer shall consider the achievement of the individual performance goals and objectives and other performance factors for Plan participants other than himself and whether the participant shall receive the entire Committee approved individual performance multiple or a lesser amount.

The Committee may also use its discretion to reduce or to eliminate, but not to increase, the maximum bonus amount payable to any participant under the Plan for a particular year.

III.	BASIC PLAN CONCEPT

The Plan is designed to reward executive officers for their individual accomplishments and performance.

IV.	ELIGIBILITY CRITERIA

Eligibility for participation in the Plan is limited to those executive officers who participate in the Company Performance Plan.

V.	AWARD OPPORTUNITIES AND PERFORMANCE MEASURES

For the 2016 fiscal year, the Committee has specified potential target incentive award amounts for each participant. These amounts are determined based upon each eligible participant’s base salary in effect as of June 29, 2015 multiplied by the target percent established by the Committee.

The Committee, or the Chief Executive Officer with respect to participants other than the Chief Executive Officer, shall establish particular individual performance goals for each participant. The goals may be subjective or objective.

At the end of fiscal 2016, the Committee will approve the overall individual performance multiple for the Plan for the fiscal year, which may be between 0 and 2 times target. The individual performance multiple will be multiplied by each participant’s target incentive award amount to determine a participant’s individual payout amount. The individual payout amount may then be reduced for a particular participant below the established individual performance multiple based on an evaluation of that participant’s individual performance. The annual award to a participant under this Plan may not exceed 2 times target.

VI.	TERMINATION OF EMPLOYMENT

A.	If a participant’s employment is terminated because the participant dies or if the participant becomes disabled, as “disability” is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), unless otherwise determined by the Committee, the participant or, in the case of death, the participant’s estate or heirs, shall be paid a pro rata bonus for the fiscal year in which termination occurs based upon target level performance in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed. Any such bonus shall be paid to the participant or, in the case of death, to the participant’s estate or heirs at the same time as any bonuses for such fiscal year are paid to other Plan participants as provided in Article VII.

B.

If a participant’s employment is terminated because the participant Retires (as defined below) or is terminated by the Company without Cause (as defined below), and such termination constitutes a “separation from service” under Section 409A, unless otherwise determined by the Committee, the participant shall be paid a pro rata bonus for the fiscal year in which termination occurs based upon target level performance in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed. Any such bonus shall be paid to the participant at the same time as any bonuses for such fiscal year are paid to other Plan participants as provided in Article VII.

C.	If a participant’s employment is terminated due to a voluntary resignation by the participant (other than a participant who Retires under Article VI.B.) or if the participant is involuntarily terminated by the Company for Cause, no pro rata bonus shall be paid for the fiscal year in which termination occurs, unless otherwise determined by the Committee in its discretion, in which case the pro rata bonus will not exceed the amount that would be due based upon target level performance in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed. Any such bonus shall be paid to the participant at the same time as any bonuses for such fiscal year are paid to other Plan participants as provided in Article VII.

D.	A participant is deemed to have “Retired” for purposes of the Plan, if the participant’s employment terminates, other than as a result of a termination by the Company for Cause, at age 55 or later with at least ten years of service with the Company or at age 65 or later with at least five years of service with the Company.

E.	“Cause” for purposes of this Plan shall be determined in the sole discretion of the Board of Directors of the Company and shall mean:

1.	the willful and continued failure of the participant to substantially perform the participant’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the participant has not substantially performed the participant’s duties, or

2.	the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the participant, shall be considered “willful” unless it is done, or omitted to be done, by the participant in bad faith or without reasonable belief that the participant’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or its affiliates or based upon the advice of counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, by the participant in good faith and in the best interests of the Company or its affiliates.

VII.	AWARD PAYMENTS

Awards determined by the Committee to be paid hereunder will be paid in cash no later than June 15, 2016, unless deferred by a participant under a separate benefit plan of the Company.

VIII.	MISCELLANEOUS

A.	Nothing in this Plan shall confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time. Participation provides no guarantee that any bonus will be paid. Participation in the Plan is not a right, but a privilege, subject to annual review by the Company. The Company retains the right to withhold payment from any participant who violates Company policies or for any other reason. The Company also has the right to recover any amounts paid under the Plan if (i) the amount paid was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) the participant is subject to the Company’s Executive Compensation Recovery Policy, (iii) the participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iv) the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. Any participant accepts any payment hereunder subject to such recovery rights of the Company. The Company may, if it chooses, effect such recovery by withholding from other amounts due to the participant by the Company.

B.	The Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.

C.	If any term or provision of the Plan, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

D.	The Company has no obligation to make any payments hereunder. Any payments made shall be in the sole discretion of the Committee. The Company shall have no obligation to set aside, earmark, or invest any fund or money with which to pay bonuses under the Plan.

E.

The payments made hereunder are intended to comply with, or be exempt from, the requirements of Section 409A and the terms of the Plan related thereto shall be construed accordingly. Payments hereunder that are subject to Section 409A shall not be accelerated unless permitted under Section 409A. If a participant who is a “specified employee” of the Company is entitled to a payment under this Plan due to his or her “separation from service” (as such terms are used in

Section 409A) and such payment is subject to the Section 409A six-month payment delay rule, then such payment shall not be made until the earlier of (1) the first business day that is more than six months following such participant’s separation from service or (2) such participant’s death.

F.	The Company shall have the right to terminate the Plan at any time in its sole discretion. Upon termination, the participant shall have no right to receive any amounts hereunder. Payout of any amount subject to Section 409A shall not occur earlier than provided herein, except to the extent permitted by Section 409A.

G.	The Company shall deduct from any payment made hereunder all applicable federal and state income and employment taxes.

H.	The Committee shall not increase the amount payable to a participant under this Plan to an amount that is higher than the amount determined as provided in Article V. This Plan has no relationship to the Company Performance Plan or any amount earned thereunder.

EXECUTED this 17th day of July, 2015, with effect from May 13, 2015.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President,
General Counsel, and Secretary

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